Exhibit 99.1

                                NISOURCE INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT
                    OF INCOME FROM CONTINUING OPERATIONS
                  FOR TWELVE MONTHS ENDED DECEMBER 31, 2000

                                                              NiSource          Columbia
                                                            12 Mos Ended      10 Mos Ended                   Pro Forma
     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                 12/31/2000        10/31/2000     Adjustments     Combined
                                                            ------------      ------------    -----------    ---------

     NET REVENUES                                              $1,948.0        $1,504.5      $      -       $ 3,452.5
     OPERATING EXPENSES
         Operation and maintenance                                801.7           962.1        (336.5)A       1,427.3
         Depreciation, amortization and depletion                 374.1           168.1          83.8B          626.0
         Loss on asset impairment                                  65.8                                          65.8
         Other taxes                                              138.6           156.3                         294.9
                                                                -------         -------                       -------
              Total Operating Expenses                          1,380.2         1,286.5        (252.7)        2,414.0
                                                                -------         -------       -------         -------
     OPERATING INCOME                                             567.8           218.0         252.7         1,038.5
                                                                -------         -------        ------         -------
     OTHER INCOME (DEDUCTIONS)
        Interest expenses, net                                   (304.5)         (135.4)       (227.0)C        (666.9)
        Minority interests                                        (20.4)                                        (20.4)
        Preferred stock dividends of subsidiaries                  (7.8)                                         (7.8)
        Other, net                                                 42.1           126.7                         168.8
              Total Other Income (Deductions)                    (290.6)           (8.7)       (227.0)         (526.3)
                                                                 ------          -------       -------         -------
     INCOME FROM CONTINUING OPERATIONS BEFORE INCOME              277.2           209.3          25.7           512.2
     TAXES
     INCOME TAXES                                                 130.1            91.2          38.1D          259.4
     INCOME FROM CONTINUING OPERATIONS                           $147.1          $118.1        $(12.4)         $252.8
                                                                 ------        --------        ------         -------
     BASIC EARNINGS PER SHARE - CONTINUING OPERATIONS            $ 1.09                                       $  1.30
                                                                 ------                                       -------
     DILUTED EARNINGS PER SHARE - CONTINUING OPERATIONS          $ 1.08                                       $  1.29
                                                                 ------                                       -------
     AVERAGE COMMON SHARES OUTSTANDING (THOUSANDS)              134,470                        60,378E        194,848
     DILUTED AVERAGE COMMON SHARES (THOUSANDS)                  135,811                        60,378E        196,189
                                                               --------                       -------        --------

     SEE NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME.






   NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

   A. To reflect the elimination of acquisition related retention and change in control costs, as well as, other non-recurring items related to the acquisition.

   B. To adjust historical depreciation, depletion and amortization expense to recognize goodwill amortization and depletion for a twelve month period. The amortization of goodwill reflects a straight-line amortization over a 40 year period. Depletion of oil and gas properties is based on actual depletion recorded by NiSource in November and December of 2000.

   C. To adjust interest expense to reflect the cost of the increased indebtedness from completion of the acquisition with an effective date of January 1, 2000. The pro forma statements assume a weighted average 7.5% per annum interest rate on the indebtedness incurred to complete the acquisition. A one-eighth percent variance from the assumed rate increases or decreases pre-tax interest expense by approximately $4.6 million on an annual basis.

   D. To recognize the estimated pro forma income tax effect of the decrease in O&M reflected in adjustment (A), the increase in property depletion reflected in adjustment (B) and the increase in interest expense reflected in adjustment (C).

   E. To reflect the issuance of 3.04414 shares of NiSource common stock for each converted stock of Columbia common stock. This issuance resulted in 72.4 million additional outstanding shares. The Pro Forma EPS calculation assumes these shares were issued on January 1, 2000.